EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 3rd QUARTER AND FIRST NINE MONTHS RESULTS

Completes Sale of Juicy Couture Intellectual Property to Authentic Brands Group

•      Reports Q3 2013 adjusted EBITDA of $25 million, net of foreign currency transaction adjustments

•      Reports Q3 2013 GAAP loss per share from continuing operations of ($0.12) and adjusted loss per share of ($0.03)

•      Kate Spade posts a 76% increase in net sales and a 31% increase in direct-to-consumer comparable sales

•      Updates 2013 adjusted EBITDA guidance to a range of $120 to $140 million, which excludes Juicy Couture results and is net of foreign currency transaction adjustments

New York, NY – November 7, 2013 – Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced results for the third quarter of 2013. For the third quarter of 2013 on a GAAP basis, loss from continuing operations was ($15) million, or ($0.12) per share, compared to loss from continuing operations of ($19) million, or ($0.17) per share, for the third quarter of 2012.

Net sales for the third quarter of 2013 were $431 million, an increase of $66 million, or 18.1%, from the comparable 2012 period. Adjusted loss per share from continuing operations for the third quarter of 2013 was ($0.03), compared to adjusted loss per share from continuing operations of ($0.05) for the third quarter of 2012.

Adjusted EBITDA, net of foreign currency transaction adjustments, was $25 million for the third quarter of 2013 and $21 million for the third quarter of 2012.

The Company also announced third quarter 2013 direct-to-consumer comparable sales as follows:

Brand	Q3
Kate Spade	31%
Lucky Brand	0%
Juicy Couture	(3%)

For the first nine months of 2013, the Company recorded a loss from continuing operations of ($91) million, or ($0.75) per share, compared to a loss from continuing operations for the first nine months of 2012 of ($121) million, or ($1.12) per share. Adjusted loss per share from continuing operations in the first nine months of 2013 was ($0.30) compared to an adjusted loss per share from continuing operations of ($0.35) in the first nine months of 2012. Net sales for the first nine months of 2013 were $1.184 billion, an increase of $166 million, or 16.3%, from the comparable 2012 period.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “We successfully completed the sale of the intellectual property of the Juicy Couture brand to the Authentic Brands Group for $195 million in cash. As discussed previously, we have also entered a short-term licensing agreement with Authentic Brands Group that allows us to transition the business in an orderly fashion through the first half of 2014, with a $10 million guaranteed minimum royalty payable to Authentic Brands Group. We expect cash restructuring and other cash transition costs (including estimated contract termination, employee-related and other costs) to be in the range of $50 to $60 million. We expect transaction costs, including professional fees, to approximate $10 million. The resulting net proceeds of this transaction are estimated at $125 to $135 million. We are very pleased to have completed this transaction and believe that the brand has a bright future under the direction of Authentic Brands Group.”

Mr. McComb added: “We are exploring opportunities to unlock value associated with the Juicy Couture store on Fifth Avenue. We believe proceeds from a transaction resulting in exiting this lease are likely to materially improve the total net proceeds resulting from our decision to sell and exit the Juicy Couture business. We are also weighing this opportunity against the merits and economics of converting the Fifth Avenue store into a Kate Spade store. We expect to finalize our decision in the near future.”

Mr. McComb continued: “Adjusted EBITDA, net of foreign currency transaction adjustments, for the total Company was $25 million in the third quarter, compared to $21 million in the third quarter of 2012. Kate Spade posted a 76% increase in total net sales, driven by strong performance in all channels of its business and a 31% increase in direct-to-consumer comparable sales. Excluding the impact of $25 million in net sales associated with Kate Spade Japan, net sales for Kate Spade increased 52%.”

Mr. McComb concluded: “At Lucky Brand, total net sales increased 7% in the third quarter, while direct-to-consumer comparable sales were essentially flat in the quarter. We are not prepared at this time to make comments on any process or decisions about Lucky Brand. If and when we have news to announce on Lucky, we will do so. Looking toward year-end, we are now tightening our forecast of total Fifth & Pacific Companies’ adjusted EBITDA, net of foreign currency transaction adjustments, to the range of $120 to $140 million, which excludes Juicy Couture results.”

The adjusted results for the third quarter and first nine months of 2013 and 2012, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, impairment of intangible assets, losses on extinguishment of debt, impairment of cost investment and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present Adjusted EBITDA, which we define as income (loss) from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, depreciation and amortization, net, losses on extinguishment of debt, expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, non-cash impairment charges, losses on asset disposals and non-cash share-based compensation expense. We also present Adjusted EBITDA, net of foreign currency transaction adjustments, which is Adjusted EBITDA further adjusted to exclude unrealized and certain realized foreign currency transaction adjustments, net. We present the above-described Adjusted EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am eastern time today to discuss its results for the third quarter of 2013. The dial-in number is 1-888-694-4676 with pass code 88141272. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the third quarter of fiscal 2013, filed with the Securities and Exchange Commission.

THIRD QUARTER RESULTS

Adjusted EBITDA

During the fourth quarter of 2012, we determined that our measure of segment profitability is Adjusted EBITDA of each reportable segment.  Accordingly, our CEO evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA.  Segment Adjusted EBITDA is also a key metric utilized in our annual bonus and long-term incentive plans. Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments. Unallocated Corporate costs also exclude non-cash share-based compensation expense.  Therefore, Segment Adjusted EBITDA does not include Corporate costs associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs. We do not allocate amounts reported below Operating loss to our reportable segments, other than equity income (loss) in equity method investees. Our definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Overall Results

Net sales from continuing operations for the third quarter of 2013 were $431 million, an increase of $66 million, or 18.1% from the third quarter of 2012, reflecting an increase in sales in our Kate Spade and Lucky Brand segments, partially offset by declines in sales in our Juicy Couture and Adelington Design Group segments. Net sales for the third quarter of 2013 included $25 million of Kate Spade Japan net sales.

Gross profit as a percentage of net sales increased to 56.5% in the third quarter of 2013, compared to 55.7% in the comparable 2012 period, primarily reflecting increased gross profit rates in our Juicy Couture and Adelington Design Group segments and increased gross profit in our Kate Spade segment, which runs at a higher gross profit rate than the Company average.

Selling, general & administrative expenses (“SG&A”) increased $39 million, or 19.0%, to $242 million in the third quarter of 2013 compared to the third quarter of 2012. The increase in SG&A reflected the following:

•      A $43 million increase in SG&A in our Kate Spade and Lucky Brand segments, primarily related to direct-to-consumer expansion reflecting: (i) increased e-commerce fees and advertising expenses; (ii) increased compensation related expenses and (iii) increased rent and other store operating expenses. The increase also included incremental SG&A associated with Kate Spade Japan and the launch of Kate Spade Saturday;

•      A $3 million decrease in costs at Corporate and in our Juicy Couture and Adelington Design Group segments; and

•      A $1 million decrease in expenses associated with our streamlining initiatives, brand-exiting activities and acquisition related costs.

SG&A as a percentage of net sales was 56.2% in the third quarter of 2013, compared to 55.8% in the third quarter of 2012.

Impairment of Intangible Assets was ($3) million in the third quarter of 2013, reflecting a non-cash impairment charge in our Adelington Design Group segment related to our TRIFARI trademark.

Operating Loss was ($2) million ((0.5%) of net sales) in the third quarter of 2013 compared to an operating loss of ($0.3) million ((0.1%) of net sales) in the third quarter of 2012.

Other Income (Expense), net was $1 million in the third quarter of 2013, compared to ($1) million in the third quarter of 2012, primarily reflecting (i) foreign currency transaction gains and losses and (ii) equity in (losses) earnings of our investments in equity investees.

Loss on Extinguishment of Debt was ($1) million in the third quarter of 2013 resulting from the conversion of $9 million aggregate principal amount of our Convertible Notes into 2.5 million shares of our common stock compared to a ($3) million loss in the third quarter of 2012 in connection with the repurchase of 53 million euro aggregate principal amount of our Euro Notes.

Interest expense, net was $12 million in the third quarter of 2013, compared $13 million in the third quarter of 2012, primarily reflecting a decrease of $1 million in the amortization of deferred financing fees and a $1 million decrease in interest expense related to the Euro Notes and Convertible Notes, partially offset by a $1 million increase in interest expense on outstanding borrowings under our Amended Facility.

Provision for Income Taxes was $1 million in the third quarter of 2013 and $2 million in the third quarter of 2012, primarily representing increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the third quarter of 2013 was ($15) million, or ($0.12) per share, compared to a loss of ($19) million, or ($0.17) per share in the third quarter of 2012. Adjusted loss per share from continuing operations in the third quarter of 2013 was ($0.03), compared to adjusted loss per share from continuing operations of ($0.05) in the third quarter of 2012.

Net loss in the third quarter of 2013 was ($17) million, inclusive of losses related to discontinued operations of ($2) million, compared to a net loss of ($19) million, inclusive of income related to discontinued operations of $1 million, in the third quarter of 2012. Net loss per share was ($0.14) in the third quarter of 2013, compared to a net loss per share of ($0.17) in the third quarter of 2012.

Balance Sheet and Cash Flow

Accounts Receivable decreased $5 million, or 3.8%, at the end of the third quarter of 2013 compared to the third quarter of 2012, primarily due to decreased wholesale sales in our Juicy Couture and Adelington Design Group segments, partially offset by increased wholesale sales in our Kate Spade and Lucky Brand segment and the impact of the Kate Spade Japan buyout.

Inventories increased $65 million, or 26.5% at the end of the third quarter of 2013 compared to the third quarter of 2012, primarily due to an increase in Kate Spade inventory to support growth initiatives, an increase in Lucky Brand inventory and the impact of the Kate Spade Japan buyout.

Cash flow used in continuing operating activities for the last twelve months was ($1) million, including a $20 million advance refunded to JCPenney in February 2013.

Debt outstanding increased to $529 million in the third quarter of 2013 compared to $418 million in the third quarter of 2012. We ended the third quarter of 2013 with $7 million in cash and cash equivalents and marketable securities, compared to $32 million at the end of the third quarter of 2012. The $136 million increase in our net debt position over the last twelve months primarily reflected: (i) the funding of $109 million of capital and in-store shop expenditures over the last 12 months; (ii) the payment of $41 million for the Kate Spade Japan buyout; (iii) the conversion of $32 million aggregate principal amount of our Convertible Notes into 9.0 million shares of our common stock; (iv) the receipt of aggregate net proceeds of $29 million from the sale-leaseback of our Ohio Facility and North Bergen, NJ office; and (v) the use of $23 million in cash from discontinued operations over the past 12 months.

Segment Highlights

Net sales and Segment Adjusted EBITDA for our reportable segments are provided below:

Juicy Couture

Net sales for Juicy Couture were $118 million, a 9.1% decrease compared to 2012, which primarily reflected decreases in our wholesale non-apparel, specialty retail and wholesale apparel operations, partially offset by increases in our e-commerce and outlet operations.

Store counts and key operating metrics are as follows:

—   We ended the quarter with 74 specialty retail stores, 52 outlet stores and 2 concessions, reflecting the closure (net of openings) of 4 specialty stores and 1 outlet store over the past 12 months;

—   Average retail square footage in the third quarter was approximately 407 thousand square feet, a 3.0% decrease compared to 2012;

—   Sales per square foot for comparable stores for the latest twelve months were $645; and

—   Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) decreased (3%) in the third quarter of 2013.

Juicy Couture Segment Adjusted EBITDA in the third quarter of 2013 and 2012 was $7 million (5.9% and 5.0% of net sales, respectively).

Lucky Brand

Net sales for Lucky Brand were $120 million, a 7.3% increase compared to 2012, reflecting increases in our wholesale apparel and outlet operations, partially offset by a decrease in our wholesale non-apparel operations.

Store counts and key operating metrics are as follows:

—   We ended the quarter with 174 specialty retail stores and 65 outlet stores, reflecting the opening (net of closures) of 21 outlet stores over the last 12 months;

—   Average retail square footage in the third quarter was approximately 571 thousand square feet, a 3.7% increase compared to 2012;

—   Sales per square foot for comparable stores for the latest twelve months were $462; and

—   Comparable direct-to-consumer sales (inclusive of e-commerce) increased 0.1% in the third quarter of 2013.

Lucky Brand Segment Adjusted EBITDA in the third quarter was $5 million (4.1% of net sales), compared to Segment Adjusted EBITDA of $7 million (6.0% of net sales) in 2012.

Kate Spade

Net sales for Kate Spade were $180 million, a 76.4% increase compared to 2012, reflecting increases across all operations in the segment. Net sales for the third quarter of 2013 included $25 million of Kate Spade Japan net sales.

Store counts and key operating metrics are as follows:

—   We ended the quarter with 107 specialty retail stores, 48 outlet stores and 41 concessions, reflecting the opening (net of closures) of 23 specialty retail stores, 18 outlet stores and 9 concessions over the last 12 months and the addition of 21 specialty retail stores and 32 concessions resulting from the Kate Spade Japan buyout;

—   Average retail square footage in the third quarter was approximately 273 thousand square feet, a 66.0% increase compared to 2012;

—   Sales per square foot for comparable stores for the latest twelve months were $1,226; and

—   Comparable direct-to-consumer sales (inclusive of e-commerce) increased 31% in the third quarter of 2013.

Kate Spade Segment Adjusted EBITDA in the third quarter was $24 million (13.1% of net sales), compared to Segment Adjusted EBITDA of $16 million (15.4% of net sales) in 2012.

Adelington Design Group

Net sales for the Adelington Design Group segment decreased $8 million, or 38.8%, in the third quarter to $13 million, reflecting:

—   A net $11 million decrease, primarily related to the licensed LIZ CLAIBORNE brands, including LIZWEAR and LIZ CLAIBORNE NEW YORK; and

—   A $2 million increase in the wholesale non-apparel operations of our licensed Monet brand and our TRIFARI brand.

Adelington Design Group Segment Adjusted EBITDA in the third quarter was $4 million (30.6% of net sales), compared to Segment Adjusted EBITDA of $7 million (34.7% of net sales) in 2012.

Corporate

Unallocated Corporate Costs decreased from ($16) million in the third quarter of 2012 to ($15) million in 2013, primarily reflecting reduced payroll and related expenses.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Kate Spade and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Visit www.fifthandpacific.com for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference into, this press release, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility (as amended to date, the “Amended Facility”), may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our Amended Facility and the borrowing base requirement in our Amended Facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible cash, accounts receivable and inventory and the minimum availability covenant in our Amended Facility that requires us to maintain availability in excess of an agreed upon level; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; general economic conditions in the United States, Asia, Europe and other parts of the world, including the impact of income tax changes and debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; our ability to successfully implement our long-term strategic plans, including the continued growth of our KATE SPADE brand, our ability to sustain the recent improved performance in our LUCKY BRAND business and our ability to expand into markets outside of the US, such as China, Japan and Brazil, and the risks associated with such expansion; risks associated with the sale of the Juicy Couture brand name and related intellectual property assets, including our ability to complete and implement the transition plan for the Juicy Couture business in a satisfactory manner and to manage the associated restructuring and transition costs, the impact of the transition plan on our relationships with our employees, our major customers and vendors and unanticipated expenses and charges that may be incurred as a result of the restructuring and transition plan, such as litigation risks, including litigation regarding employment and workers’ compensation; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; risks associated with the dependence of our ADELINGTON DESIGN GROUP business on third party arrangements and partners; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; risks associated with our arrangement to continue to operate the Ohio distribution facility with a third-party operations and labor management company that provides distribution operations services, including risks related to increased operating expenses, systems capabilities and operating under a third party arrangement; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines, such as the KATE SPADE SATURDAY line, or enter new markets, such as China, Japan and Brazil or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited, which results in a single third party foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; whether we will be successful operating the KATE SPADE business in Japan and the risks associated with such operation; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems, both owned and licensed, and with our third-party e-commerce platforms and operations; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigation and other proceedings in which we are involved. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this press release and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in this press release, and in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012; and the Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013 and the Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2013, each filed with the SEC, and the Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2013, to be filed with the SEC, including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended			Three Months Ended
	September 28, 2013	% of		September 29, 2012	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales

Net Sales	$430,604	100.0%		$364,556	100.0%
Cost of goods sold	187,460	43.5%		161,439	44.3%
Gross Profit	243,144	56.5%		203,117	55.7%
Selling, general & administrative expenses	242,167	56.2%		203,398	55.8%
Impairment of intangible asset	3,300	0.8%		-	-%
Operating Loss	(2,323)	(0.5	) %	(281)	(0.1	) %
Other income (expense), net	1,361	0.3%		(1,038)	(0.3	) %
Loss on extinguishment of debt	(599)	(0.1	) %	(3,023)	(0.8	) %
Interest expense, net	(12,087)	(2.8	) %	(13,228)	(3.6	) %
Loss Before Provision for Income Taxes	(13,648)	(3.2	) %	(17,570)	(4.8	) %
Provision for income taxes	1,253	0.3%		1,823	0.5%
Loss from Continuing Operations	(14,901)	(3.5	) %	(19,393)	(5.3	) %
Discontinued operations, net of income taxes	(1,965)			592
Net Loss	$(16,866)			$(18,801)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.12)			$(0.17)
Net Loss	$(0.14)			$(0.17)

Weighted Average Shares, Basic and Diluted (a)	122,396			113,109

____________

(a)              Because the Company incurred a loss from continuing operations for the three months ended September 28, 2013 and September 29, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Nine Months Ended			Nine Months Ended
	September 28, 2013	% of		September 29, 2012	% of
	(39 Weeks)	Sales		(39 Weeks)	Sales

Net Sales	$1,184,367	100.0%		$1,018,561	100.0%
Cost of goods sold	521,357	44.0%		445,620	43.7%
Gross Profit	663,010	56.0%		572,941	56.3%
Selling, general & administrative expenses	701,289	59.2%		643,707	63.2%
Impairment of intangible asset	3,300	0.3%		-	-%
Operating Loss	(41,579)	(3.5	) %	(70,766)	(6.9	) %
Other (expense) income, net	(1,462)	(0.1	) %	1,479	0.1%
Impairment of cost investment	(6,109)	(0.5	) %	-	-%
Loss on extinguishment of debt	(1,707)	(0.1	) %	(8,669)	(0.9	) %
Interest expense, net	(36,062)	(3.0	) %	(37,836)	(3.7	) %
Loss Before Provision for Income Taxes	(86,919)	(7.3	) %	(115,792)	(11.4	) %
Provision for income taxes	3,862	0.3%		4,882	0.5%
Loss from Continuing Operations	(90,781)	(7.7	) %	(120,674)	(11.8	) %
Discontinued operations, net of income taxes	(21,396)			(10,865)
Net Loss	$(112,177)			$(131,539)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.75)			$(1.12)
Net Loss	$(0.93)			$(1.22)

Weighted Average Shares, Basic and Diluted (a)	120,480			107,692

____________

(a)              Because the Company incurred a loss from continuing operations for the nine months ended September 28, 2013 and September 29, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Net Loss	$(16,866)	$(18,801)	$(112,177)	$(131,539)

Other Comprehensive Income (Loss), Net of Income Taxes:
Cumulative translation adjustment	257	247	(7,671)	229
Unrealized losses on available-for-sale securities, net of income taxes of $0	-	(114)	-	(159)
Change in fair value of cash flow hedges, net of income tax (benefit) expense of $(288), $0, $333 and $0, respectively	(469)	-	544	-
Comprehensive Loss	$(17,078)	$(18,668)	$(119,304)	$(131,469)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	September 28, 2013	September 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$6,832	$31,221
Accounts receivable - trade, net	121,833	126,655
Inventories, net	310,638	245,578
Other current assets	59,652	48,087
Total current assets	498,955	451,541

Property and Equipment, Net	244,471	224,587
Goodwill	52,679	1,574
Intangibles, Net	122,602	116,623
Other Assets	38,305	49,027
Total Assets	$957,012	$843,352

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$137,440	$4,681
Convertible Senior Notes	-	28,687
Other current liabilities	428,450	384,660
Total current liabilities	565,890	418,028

Long-Term Debt	391,279	384,841
Other Non-Current Liabilities	220,558	232,681
Stockholders’ Deficit	(220,715)	(192,198)
Total Liabilities and Stockholders’ Deficit	$957,012	$843,352

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Nine Months Ended
	September 28, 2013	September 29, 2012
	(39 Weeks)	(39 Weeks)

Cash Flows from Operating Activities:
Net loss	$(112,177)	$(131,539)
Adjustments to arrive at loss from continuing operations	21,396	10,865
Loss from continuing operations	(90,781)	(120,674)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	52,295	54,783
Impairment of intangible asset	3,300	-
Loss on asset disposals and impairments, including streamlining initiatives, net	9,392	31,378
Share-based compensation	5,206	7,157
Loss on extinguishment of debt	1,707	8,669
Foreign currency losses (gains), net	6,870	(174)
Other, net	1,051	112
Changes in assets and liabilities:
Increase in accounts receivable - trade, net	(1,290)	(6,851)
Increase in inventories, net	(92,665)	(51,950)
(Increase) decrease in other current and non-current assets	(12,918)	5,187
Increase in accounts payable	44,812	26,944
Decrease in accrued expenses and other non-current liabilities	(27,070)	(29,933)
Net change in income tax assets and liabilities	2,982	3,844
Net cash used in operating activities of discontinued operations	(25,065)	(15,773)
Net cash used in operating activities	(122,174)	(87,281)

Cash Flows from Investing Activities:
Proceeds from sale of property and equipment	20,264	-
Purchases of property and equipment	(77,787)	(55,180)
Payments for in-store merchandise shops	(2,479)	(1,767)
Investments in and advances to equity investees	(5,500)	(5,000)
Net proceeds from disposition	4,000	-
Other, net	101	236
Net cash used in investing activities of discontinued operations	(2,234)	-
Net cash used in investing activities	(63,635)	(61,711)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	495,696	113,389
Repayment of borrowings under revolving credit agreement	(359,543)	(113,389)
Proceeds from issuance of Senior Secured Notes	-	164,540
Repayment of Euro Notes	-	(158,027)
Proceeds from capital lease	8,673	-
Principal payments under capital lease obligations	(3,747)	(3,331)
Proceeds from exercise of stock options	2,326	6,049
Payment of deferred financing fees	(5,271)	(6,064)
Net cash provided by financing activities	138,134	3,167

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,895)	(2,890)

Net Change in Cash and Cash Equivalents	(52,570)	(148,715)
Cash and Cash Equivalents at Beginning of Period	59,402	179,936
Cash and Cash Equivalents at End of Period	$6,832	$31,221

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended September 28, 2013 (13 Weeks)
JUICY COUTURE	$117,991	$6,924	5.9%
LUCKY BRAND	120,001	4,907	4.1%
KATE SPADE (b)	179,727	23,510	13.1%
Adelington Design Group	12,885	3,947	30.6%
Total - Reportable Segments	$430,604

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended September 29, 2012 (13 Weeks)
JUICY COUTURE	$129,837	$6,511	5.0%
LUCKY BRAND	111,797	6,736	6.0%
KATE SPADE (b)	101,880	15,721	15.4%
Adelington Design Group	21,042	7,308	34.7%
Total - Reportable Segments	$364,556

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Nine Months Ended September 28, 2013 (39 Weeks)
JUICY COUTURE	$310,049	$(5,351)	(1.7	) %
LUCKY BRAND	346,376	14,252	4.1%
KATE SPADE (b)	487,485	66,350	13.6%
Adelington Design Group	40,457	9,691	24.0%
Total - Reportable Segments	$1,184,367

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Nine Months Ended September 29, 2012 (39 Weeks)
JUICY COUTURE	$344,984	$12,604	3.7%
LUCKY BRAND	324,245	13,488	4.2%
KATE SPADE (b)	289,216	51,578	17.8%
Adelington Design Group (c)	60,116	14,032	23.3%
Total - Reportable Segments	$1,018,561

_______________

(a)              Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; and (iii) losses on asset disposals and impairments. In addition, Segment Adjusted EBITDA does not include Corporate expenses associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs.  Refer to the table entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)             Amounts include equity in the losses of equity method investees of $421, $1,528, $983 and $474 for the three and nine months ended September 28, 2013 and September 29, 2012, respectively.

(c)              The following table provides a reconciliation of Adelington Design Group Net Sales to Adjusted Net Sales.

Nine Months Ended
September 29, 2012
(39 Weeks)
Adelington Design Group Net Sales:
As Reported	$60,116
Brand-Exiting Activities	514
Adjusted Net Sales	$60,630

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments; and (ii) Loss from Continuing Operations.

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Segment Adjusted EBITDA:
JUICY COUTURE	$6,924	$6,511	$(5,351)	$12,604
LUCKY BRAND	4,907	6,736	14,252	13,488
KATE SPADE	23,510	15,721	66,350	51,578
Adelington Design Group	3,947	7,308	9,691	14,032
Total Reportable Segments Adjusted EBITDA	39,288	36,276	84,942	91,702
Unallocated Corporate Costs	(14,859)	(15,521)	(49,516)	(56,573)
Other income (expense) (a)	1,782	490	(479)	1,953
Less: Foreign currency transaction adjustments, net	(1,539)	98	(183)	(174)
Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	24,672	21,343	34,764	36,908

Foreign currency transaction adjustments, net	1,539	(98)	183	174
Depreciation and amortization, net (b)	(16,533)	(14,282)	(49,482)	(46,796)
Impairment of intangible asset	(3,300)	-	(3,300)	-
Charges due to streamlining initiatives, brand-exiting activities, acquisition related costs and loss on asset disposals and impairments, net	(5,635)	(6,721)	(20,000)	(52,416)
Share-based compensation	(1,705)	(1,561)	(5,206)	(7,157)
Loss on extinguishment of debt	(599)	(3,023)	(1,707)	(8,669)
Impairment of cost investment	-	-	(6,109)	-
Interest expense, net	(12,087)	(13,228)	(36,062)	(37,836)
Provision for income taxes	1,253	1,823	3,862	4,882
Loss from Continuing Operations	$(14,901)	$(19,393)	$(90,781)	$(120,674)

__________

(a)             Amounts do not include equity in the losses of equity method investees of $421, $1,528, $983 and $474 for the three and nine months ended September 28, 2013 and September 29, 2012, respectively.

(b)            Excludes amortization included in Interest expense, net.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Loss from Continuing Operations to Adjusted Loss from Continuing Operations (a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations (a):

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Loss from Continuing Operations	$(14,901)	$(19,393)	$(90,781)	$(120,674)
Streamlining initiatives, brand-exiting activities and acquisition related costs (b)	5,328	5,865	18,826	45,672
Impairment of intangible assets	3,300	-	3,300	-
Loss on extinguishment of debt	599	3,023	1,707	8,669
Interest expense (c)	136	272	569	802
Impairment of cost investment	-	-	6,109	-
Benefit for income taxes	2,167	4,620	24,293	27,605
Adjusted Loss from Continuing Operations (a)	$(3,371)	$(5,613)	$(35,977)	$(37,926)

Operating Loss	$(2,323)	$(281)	$(41,579)	$(70,766)
Streamlining initiatives, brand-exiting activities and acquisition related costs (b)	5,328	5,865	18,826	45,672
Impairment of intangible assets	3,300	-	3,300	-
Adjusted Operating Income (Loss) (a)	6,305	5,584	(19,453)	(25,094)

Adjusted interest expense, net (d)	(11,951)	(12,956)	(35,493)	(37,034)
Other income (expense), net	1,361	(1,038)	(1,462)	1,479
Benefit for income taxes (e)	(914)	(2,797)	(20,431)	(22,723)

Adjusted Loss from Continuing Operations (a)	$(3,371)	$(5,613)	$(35,977)	$(37,926)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations (a)(f)	$(0.03)	$(0.05)	$(0.30)	$(0.35)

___________

(a)              Adjusted Operating Income (Loss) excludes impairment of intangible assets, streamlining initiatives and brand-exiting activities and acquisition related costs.  In addition to those items, Adjusted Loss from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude impairment of cost investment, loss on extinguishment of debt and interest expense related to a multi-employer pension plan, which is payable through June 2016.

(b)             During the three and nine months ended September 28, 2013 and September 29, 2012, the Company recorded expenses related to its streamlining initiatives, brand-exiting activities and acquisition related costs as follows:

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
JUICY COUTURE	$(513)	$2,193	$2,354	$6,333
LUCKY BRAND	(587)	183	750	2,758
KATE SPADE	(383)	110	528	2,384
Adelington Design Group	(227)	297	163	3,026
Corporate	662	3,046	1,544	28,656

Store closure, other brand-exiting and acquisition related costs:
KATE SPADE	(12)	1	1,171	443
Adelington Design Group	-	31	135	1,095
JUICY COUTURE	(16)	2	(133)	494
LUCKY BRAND	(18)	2	(153)	483
Corporate	6,422	-	12,467	-
	$5,328	$5,865	$18,826	$45,672

(c)              Represents interest expense related to a multi-employer pension withdrawal liability.

(d)             Excludes interest expense of $136, $569, $272 and $802 for the three and nine months ended September 28, 2013 and September 29, 2012, respectively, related to a multi-employer pension withdrawal liability.

(e)              Reflects a normalized tax rate based on estimated adjusted pretax loss.

(f)               As the Company incurred an adjusted loss from continuing operations for the three and nine months ended September 28, 2013 and September 29, 2012, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

September 28, 2013

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$341,329
Outstanding Borrowings	136,233
Letters of Credit Issued	19,513
Available Capacity	$185,583
Excess Capacity (b)	$150,583

_________________

(a)              Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)             Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $35 million.